Exhibit (a)(29)

July 21, 2014

Dear Aspen Shareholder:

ASPEN URGES YOU TO REJECT ENDURANCE’S AUTHORIZATION PROPOSALS

Endurance Specialty Holdings Ltd. continues to pursue its inadequate offer for your company, Aspen Insurance Holdings – an offer that has become even weaker as a result of Aspen’s strong operating results and increasing book value. Endurance is engaging in wasteful and coercive legal tactics as a desperate attempt to create a false sense of urgency among Aspen shareholders and force through its inadequate proposal.

Consider the facts:

•	Aspen is delivering on a clear plan that is generating strong financial results, including approximately 9% growth in book value per share since the beginning of this year.[i]

•	Endurance’s offer – inadequate from the start – has become increasingly deficient as a result of Aspen’s strong operating results. Endurance’s offer is now approximately 1.1 times Aspen’s book value.ii

•	Endurance’s stock – which makes up 60% of its offer – is a highly unattractive currency given, among other reasons, Endurance’s low-quality earnings that have been significantly dependent on reserve releases.

•	All three of the leading, independent governance advisory firms – Institutional Shareholder Services Inc., Glass, Lewis & Co., LLC and Egan-Jones Proxy Services – recommend that Aspen shareholders REJECT both of Endurance’s authorization proposals.

DO NOT TO SUBMIT ANY WHITE ENDURANCE AUTHORIZATION CARDS –

PLEASE SIGN, DATE AND RETURN THE BLUE REVOCATION CARD TODAY

If you have questions or need assistance revoking your authorizations for your shares, please contact our agent Innisfree M&A Incorporated: Shareholders call toll-free: (877) 717-3930; Banks and Brokers call collect: (212) 750-5833. We appreciate your input and support.

Sincerely yours,

Glyn Jones	Chris O’Kane
Chairman of the Board of Directors	Chief Executive Officer

Even if you have already signed Endurance’s white authorization card,

you may revoke your authorizations by signing, dating and returning the enclosed BLUE revocation card.

If you have questions or need assistance

revoking your authorizations for your shares, please contact our agent:

INNISFREE M&A INCORPORATED

Shareholders call toll-free: (877) 717-3930

Banks and Brokers call collect: (212) 750-5833

[i]	Based on preliminary diluted book value per share of between $44.60 and $44.80 as of 6/30/14 as announced by Aspen on July 10, 2014. Diluted Book Value per Ordinary Share is not a non-GAAP financial measure. Aspen has included diluted book value per ordinary share as it illustrates the effect on basic book value per share of dilutive securities thereby providing a better benchmark for comparison with other companies. Diluted book value per share is calculated using the treasury stock method, which assumes that the proceeds received from the exercise of options will be used to purchase Aspen’s ordinary shares at the average market price during the period of calculation.
ii	Based on preliminary diluted book value per share of between $44.60 and $44.80 as of 6/30/14 as announced by Aspen on July 10, 2014, and total stock/cash offer value on 7/18/14.

Cautionary Statements Concerning Forward-Looking Statements

This letter contains written, and Aspen may make related oral, “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements are made pursuant to common law doctrine and (as applicable) the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “assume,” “estimate,” “may,” “continue,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” and similar expressions of a future or forward-looking nature.

The preliminary results as of June 30, 2014 noted in this letter are forward-looking statements of particular financial measures and no inferences should be made in relation to other financial measures, outlook or guidance that Aspen may disclose when the final second quarter and six month results are announced on July 23. All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements.

Forward-looking statements do not reflect the potential impact of any future collaboration, acquisition, merger, disposition, joint venture or investments that Aspen may enter into or make, and the risks, uncertainties and other factors relating to such statements might also relate to the counterparty in any such transaction if entered into or made by Aspen.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: our ability to successfully implement steps to further optimize the business portfolio, ensure capital efficiency and enhance investment returns; the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the assumptions and uncertainties underlying reserve levels that may be impacted by future payments for settlements of claims and expenses or by other factors causing adverse or favorable development; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; decreased demand for our insurance or reinsurance products and cyclical changes in the highly competitive insurance and reinsurance industry; increased competition from existing insurers and reinsurers and from alternative capital providers and insurance-linked funds and collateralized special purpose insurers on the basis of pricing, capacity, coverage terms, new capital, binding authorities to brokers or other factors and the related demand and supply dynamics as contracts come up for renewal; changes in general economic conditions, including inflation, deflation, foreign currency exchange rates, interest rates and other factors that could affect our financial results; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; evolving issues with respect to interpretation of coverage after major loss events; our ability to adequately model and price the effect of climate cycles and climate change; any intervening legislative or governmental action and changing judicial interpretation and judgments on insurers’ liability to various risks; the effectiveness of our risk management loss limitation methods, including our reinsurance purchasing; changes in the total industry losses, or our share of total industry losses, resulting from past events and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; the impact of one or more large losses from events other than natural catastrophes or by an unexpected accumulation of attritional losses; the impact of acts of terrorism, acts of war and related legislation; any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; changes in the availability, cost or quality of reinsurance or retrocessional coverage; the continuing and uncertain impact of the current depressed lower growth economic environment in many of the countries in which we operate; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; a decline in our operating subsidiaries’ ratings with S&P, A.M. Best or Moody’s; the failure of our reinsurers, policyholders, brokers or other intermediaries to honor their payment obligations; our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; our reliance on the assessment and pricing of individual risks by third parties; our dependence on a few brokers for a large portion of our revenues; the persistence of heightened financial risks, including excess sovereign debt, the banking system and the Eurozone debt crisis; changes in our ability to exercise capital management initiatives (including our share repurchase program) or to arrange banking facilities as a result of prevailing market changes or changes in our financial position; changes in government regulations or tax laws in jurisdictions where we conduct business; changes in accounting principles or policies or in the application of such accounting principles or policies; Aspen or Aspen Bermuda Limited becoming subject to income taxes in the United States or the United Kingdom; loss of one or more of our senior underwriters or key personnel; our reliance on information and technology and third party service providers for our operations and systems; and increased counterparty risk due to the credit impairment of financial institutions. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 20, 2014 and in Aspen’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on May 1, 2014. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. The actuarial range of reserves and management’s best estimate represents a distribution from our internal capital model for reserving risk based on our then current state of knowledge and explicit and implicit assumptions relating to the incurred pattern of claims, the expected ultimate settlement amount, inflation and dependencies between lines of business. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amounts.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities or a solicitation of any vote or approval. This communication is for informational purposes only and is not a substitute for any relevant documents that Aspen may file with the U.S. Securities and Exchange Commission (“SEC”).

Endurance has commenced an exchange offer for the outstanding shares of Aspen (together with associated preferred share purchase rights). Aspen has filed with the SEC a solicitation/recommendation statement to its shareholders on Schedule 14D-9. Endurance is also soliciting authorizations from Aspen’s shareholders. Aspen has filed a revocation statement to its shareholders on Schedule 14A with the SEC in opposition to Endurance’s solicitation of authorizations.

INVESTORS AND SECURITY HOLDERS OF ASPEN ARE URGED TO READ THIS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by Aspen through the web site maintained by the SEC at http://www.sec.gov. These documents will also be available at http://aspen.shareholderresource.com or on Aspen’s website at http://www.aspen.co.

Certain Information Regarding Participants

Aspen and certain of its respective directors and executive officers may be deemed to be participants under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of Aspen’s directors and executive officers in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on February 20, 2014, and its proxy statement for the 2014 Annual Meeting, which was filed with the SEC on March 12, 2014. These documents can be obtained free of charge from the sources indicated above.